Exhibit 99.1

Flexsteel Reports Results for Quarter and Six Months Ended December 31, 2014

DUBUQUE, Iowa--(BUSINESS WIRE)--February 4, 2015--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported record second quarter and first half net sales and net income.

Second Quarter Financial Highlights:

  Net sales increased 1.7% to $114.4 million.
  Orders increased 11% from the prior year quarter. Orders outpaced net sales primarily due to West coast port congestion.
  Adjusted net income increased 5.9% to $4.8 million.

First Half Financial Highlights:

  Net sales increased 2.8% to $223.1 million.
  Orders increased 10% from the prior year period.
  Adjusted net income increased 9.4% to $9.8 million from improved gross margin realization.

For additional information regarding adjusted net income and adjusted earnings per share (which are non-GAAP measures), please refer to the reconciliation and other information included in the attached schedules.

Net sales were $114.4 million for the quarter ended December 31, 2014, a 1.7% increase from the prior year quarter. The Company estimates that West coast port congestion adversely impacted net sales by at least $6 million or 5.3% for the quarter ended December 31, 2014.

The following table compares net sales for the quarters ended December 31, (in millions):

	2014	2013	$ Change	% Change
Residential	$94.8	$91.4	$3.4	3.8%
Commercial	19.6	21.1	(1.5)	(7.5)%
Total	$114.4	$112.5	$1.9	1.7%

The following table compares net sales for the six months ended December 31, (in millions):

	2014	2013	$ Change	% Change
Residential	$186.3	$175.4	$10.9	6.2%
Commercial	36.8	41.5	(4.7)	(11.3)%
Total	$223.1	$216.9	$6.2	2.8%

Gross margin as a percent of net sales for the quarter ended December 31, 2014 was 23.7% compared to 23.2% for the prior year quarter. For the six months ended December 31, 2014, gross margin as a percent of net sales was 23.6% compared to 22.9% for the prior period. The improvement in gross margin is related to product mix and lower inventory write downs.

Selling, general and administrative (SG&A) expenses for the current quarter were 17.1% of net sales compared to 16.3% of net sales in the prior year quarter. SG&A expenses in the current quarter include $0.2 million in legal defense costs related to Indiana civil litigation compared to a net benefit reimbursement of $0.9 million in the prior year quarter. For the six month period ended December 31, 2014, SG&A expenses were 17.0% of net sales compared to 16.9% of net sales in the prior period.

During the quarter ended December 31, 2013, the Company entered into an agreement to settle the Indiana civil litigation for $6.3 million. This amount was recorded as litigation settlement cost in the Consolidated Statements of Income.

Net income was $4.7 million or $0.61 per share compared to $1.2 million or $0.16 per share in the prior year quarter. Adjusted net income for the current quarter increased 5.9% to $4.8 million or $0.62 per share compared to $4.5 million or $0.60 per share in the prior year quarter. For the six months ended December 31, 2014, net income was $9.6 million or $1.25 per share compared to $4.9 million or $0.66 per share in the prior year period. Adjusted net income for the six months ended increased 9.4% to $9.8 million or $1.27 per share compared to $8.9 million or $1.18 per share in the prior year period.

Working capital (current assets less current liabilities) at December 31, 2014 was $118 million compared to $129 million at June 30, 2014. Changes in working capital include a decrease in cash of $22 million and increases in accounts receivable of $5 million, inventory of $11 million and short-term borrowings of $6 million. During the current fiscal year, the Company utilized cash and borrowings to acquire and ready a distribution center in Edgerton, Kansas. The increase in inventory is primarily due to West coast port congestion and to support anticipated increased sales volume in upholstered and case goods product categories. The increase in accounts receivable is due to the increase in sales volume and timing of collections. During January 2015, the Company amended its unsecured lines of credit to increase its borrowing capacity from $33 million to $75 million.

During the six months ended December 31, 2014, cash decreased $22 million and the Company borrowed an additional $16 million. Capital expenditures were $30 million and dividend payments totaled $2 million for the current six month period.

All earnings per share amounts are on a diluted basis.

Outlook

Due to existing strong order backlog and positive order trends the Company expects top line growth will continue for fiscal year 2015. Residential growth is expected from existing customers and products, and through expanding our product portfolio and customer base. The Company believes this growth will be led by increased demand for upholstered, case goods and ready-to-assemble products. The Company anticipates sales of commercial products consistent with fiscal year 2014. The Company is confident in its ability to take advantage of market opportunities.

The Company continues to progress in two multi-year initiatives, designed to enhance customer experience and increase shareholder value. Consistent with the logistics strategy, the Company has invested $2 million and estimates an additional $6 million will be incurred to complete interior construction and to equip the Edgerton distribution facility. We expect the Edgerton distribution facility to be operational in the fourth quarter of this fiscal year. We continue to develop our business information system requirements and have expended $0.6 million during the current six month period. The timing and level of additional investment required for these initiatives will be evaluated as the projects progress. Other operating capital expenditures are estimated to be $2 million for the remainder of fiscal 2015. The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and increasing profitability. We believe these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and commercial upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other commercial applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,	June 30,
	2014	2014
ASSETS

CURRENT ASSETS:
Cash	$155	$22,176
Trade receivables, net	43,504	38,536
Inventories	109,401	97,940
Other	10,235	6,758
Total current assets	163,293	165,410

NONCURRENT ASSETS:
Property, plant, and equipment, net	59,956	31,900
Other assets	13,402	12,903

TOTAL	$236,651	$210,213

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$18,620	$15,818
Notes payable – current	6,481	–
Accrued liabilities	19,826	20,948
Total current liabilities	44,927	36,766

LONG-TERM LIABILITIES:
Notes payable – long-term	9,514	–
Other long-term liabilities	6,999	6,712
Total long-term liabilities	16,513	6,712
Total liabilities	61,440	43,478

SHAREHOLDERS’ EQUITY	175,211	166,735

TOTAL	$236,651	$210,213

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
NET SALES	$114,386	$112,534	$223,052	$216,882
COST OF GOODS SOLD	(87,292)	(86,475)	(170,439)	(167,178)
GROSS MARGIN	27,094	26,059	52,613	49,704
SELLING, GENERAL AND ADMINISTRATIVE	(19,592)	(18,351)	(37,982)	(36,560)
LITIGATION SETTLEMENT COSTS	–	(6,250)	–	(6,250)
OPERATING INCOME	7,502	1,458	14,631	6,894
OTHER INCOME (EXPENSE):
Interest and other income	86	422	707	924
Interest expense	(34)	–	(36)	–
Total	52	422	671	924
INCOME BEFORE INCOME TAXES.	7,554	1,880	15,302	7,818
INCOME TAX PROVISION	(2,870)	(710)	(5,740)	(2,880)
NET INCOME	$4,684	$1,170	$9,562	$4,938
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,417	7,205	7,395	7,165
Diluted	7,694	7,537	7,672	7,477
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.63	$0.16	$1.29	$0.69
Diluted	$0.61	$0.16	$1.25	$0.66

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended December 31,
	2014	2013
OPERATING ACTIVITIES:
Net income	$9,562	$4,938
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	2,201	2,030
Deferred income taxes	(184)	(2,826)
Stock-based compensation expense	1,226	723
Change in provision for losses on accounts receivable	8	45
Gain on disposition of capital assets	(21)	(23)
Changes in operating assets and liabilities	(18,394)	(3,661)
Net cash (used in) provided by operating activities	(5,602)	1,226

INVESTING ACTIVITIES:
Net purchases of investments	(237)	(818)
Proceeds from sale of capital assets	26	30
Capital expenditures	(30,242)	(1,481)
Net cash used in investing activities	(30,453)	(2,269)

FINANCING ACTIVITIES:
Dividends paid	(2,438)	(2,143)
Proceeds from issuance of common stock	477	1,128
Proceeds from short-term notes payable, net	6,481	–
Proceeds from long-term notes payable	9,514	–
Net cash provided by (used in) financing activities	14,034	(1,015)

Decrease in cash	(22,021)	(2,058)
Cash at beginning of period	22,176	10,934
Cash at end of period	$155	$8,876

SEC REG G NON-GAAP DISCLOSURE (Unaudited)
IMPACT OF INDIANA CIVIL LITIGATION

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors with useful information on the impact of Indiana civil litigation costs. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the three and six months ended December 31, 2014 and 2013:

(in millions, net of income tax)	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Net income	$4.7	$1.2	$9.6	$4.9
Defense costs, net of reimbursements	0.1	(0.7)	0.2	–
Settlement costs	–	4.0	–	4.0
Adjusted net income	$4.8	$4.5	$9.8	$8.9

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share (EPS) of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share of common stock to the calculation of adjusted diluted earnings per share of common stock for the three and six months ended December 31, 2014 and 2013:

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Diluted EPS of common stock	$0.61	$0.16	$1.25	$0.66
Defense costs, net of reimbursement	0.01	(0.08)	0.02	–
Settlement costs	–	0.52	–	0.52
Adjusted diluted EPS of common stock	$0.62	$0.60	$1.27	$1.18

CONTACT:
Flexsteel Industries, Inc.
Timothy E. Hall, Chief Financial Officer
563-585-8392